Exhibit 99.1

Contact:	Mike Huston, President and CEO
(907) 261-8750
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $12.4 Million, or $0.55 Per Diluted Share, in Fourth Quarter 2025, and
$64.6 Million, or $2.87 Per Diluted Share, for the Year Ended December 31, 2025

ANCHORAGE, Alaska - January 23, 2026 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $12.4 million, or $0.55 per diluted share, in the fourth quarter of 2025, compared to $27.1 million, or $1.20 per diluted share, in the third quarter of 2025, and $10.9 million, or $0.49 per diluted share, in the fourth quarter a year ago. The decrease in the fourth quarter of 2025 compared to the third quarter of 2025 is primarily the result of the third quarter gain from the sale of certain assets by Pacific Wealth Advisors of $14.2 million. Additionally, in the fourth quarter of 2025 the Company had an increase in other operating expenses mostly due to performance-related increases in salaries and other personnel expense and marketing expense. The increase in marketing expense is primarily due to timing of charitable contributions. The increase in net income in the fourth quarter of 2025 as compared to the same quarter of the prior year was largely due to an increase in net interest income and purchased receivable income which was only partially offset by a decrease in mortgage banking income and increased operating expenses. Purchased receivable income increased primarily due to the Company’s acquisition of Sallyport Commercial Finance, LLC (“Sallyport” or “SCF”), which was completed on October 31, 2024.

Net income for the full year of 2025 increased 75% to $64.6 million, or $2.87 per diluted share, compared to $37.0 million, or $1.66 per diluted share, for the full year of 2024. Increased net interest income resulting from loan and deposit growth and the gain from the sale of certain assets by Pacific Wealth Advisors improved 2025 earnings in the Community Banking segment but were partially offset by increases in other operating expenses, primarily due to performance-related increases in salaries and other personnel expense as noted above. An increase in mortgage originations which was mostly offset by a decrease in the fair value of mortgage servicing rights resulted in net income of $4.8 million in the Home Mortgage Lending segment in 2025, consistent with 2024. Net income in the Specialty Finance segment increased to $10.3 million in 2025 compared to $1.8 million in 2024, primarily due to the Company’s acquisition of SCF, as well as increased purchased receivable balances at Northrim Funding Services.

Dividends per share in the fourth quarter of 2025 remained consistent with the first, second, and third quarters of 2025 at $0.16 per share and increased from $0.155 per share in the fourth quarter of 2024.

“Northrim reported another year of record earnings in 2025,” said Mike Huston, Northrim’s President and Chief Executive Officer. “Record net interest income in the fourth quarter contributed to a 21% increase in annual net interest income as portfolio loans increased by 8% during 2025, earning asset yields increased and funding costs declined. Operating expenses were temporarily elevated primarily due to higher marketing and personnel costs, but we expect these operating expenses to moderate in future quarters.”

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
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Fourth Quarter 2025 Highlights:

•Net interest income increased to a record $35.4 million in the fourth quarter of 2025 compared to $35.3 million in the third quarter of 2025 and $30.8 million in the fourth quarter of 2024.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.75% for the fourth quarter of 2025, a 13-basis point decrease from the third quarter of 2025 and a 28-basis point increase compared to the fourth quarter of 2024.
•Return on average assets (“ROAA”) was 1.50% and return on average shareholders’ equity (“ROAE”) was 15.16% for the fourth quarter of 2025.
•Portfolio loans were $2.30 billion at December 31, 2025, up 3% from the preceding quarter and up 8% from a year ago, primarily due to new customer relationships, expanding market share, and retaining certain mortgage loans originated by Residential Mortgage, a subsidiary of the Bank, in the loan portfolio.
•Total deposits were $2.81 billion at December 31, 2025, down 3% from the preceding quarter, and up 5% from $2.68 billion a year ago. Noninterest bearing demand deposits represented 26% of total deposits at December 31, 2025, down from 30% at September 30, 2025 and 27% at December 31, 2024.
•The average cost of interest-bearing deposits was 1.91% in the fourth quarter of 2025, down from 2.00% in the third quarter of 2025 and 2.15% in the fourth quarter a year ago.
•Mortgage loan originations were $231.2 million in the fourth quarter of 2025, up from $185.9 million in the fourth quarter a year ago. Mortgage loans funded for sale were $199.6 million in the fourth quarter of 2025, compared to $162.5 million in the fourth quarter of 2024.
•Issued $60 million of subordinated debt to support regulatory capital ratios for growth initiatives.
•Celebrated the retirement of former Chairman, Joe Schierhorn, after 35 years of leadership at the Bank.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total assets	$3,290,273	$3,312,332	$3,243,760	$3,140,960	$3,041,869
Total portfolio loans	$2,295,499	$2,218,970	$2,202,115	$2,124,330	$2,129,263
Total deposits	$2,813,029	$2,906,463	$2,809,170	$2,777,977	$2,680,189
Net income	$12,441	$27,065	$11,778	$13,324	$10,927
Adjusted net income*	$12,231	$16,195	$11,778	$13,324	$10,927
Diluted earnings per share	$0.55	$1.20	$0.52	$0.60	$0.49
Adjusted diluted earnings per share*	$0.54	$0.72	$0.52	$0.60	$0.49
Return on average assets	1.50%	3.32%	1.48%	1.76%	1.43%
Adjusted return on average assets*	1.47%	1.99%	1.48%	1.76%	1.43%
Return on average shareholders’ equity	15.16%	35.66%	16.37%	19.70%	16.32%
Adjusted return on average shareholders' equity*	14.91%	21.34%	16.37%	19.70%	16.32%
NIM	4.70%	4.83%	4.66%	4.55%	4.41%
NIMTE*	4.75%	4.88%	4.72%	4.61%	4.47%
Efficiency ratio	64.70%	45.51%	64.68%	63.54%	66.96%
Adjusted efficiency ratio*	65.05%	57.85%	64.68%	63.54%	66.96%
Total shareholders’ equity/total assets	9.92%	9.53%	8.95%	8.91%	8.78%
Tangible common equity/tangible assets*	8.51%	8.12%	7.50%	7.41%	7.23%

* NIMTE, pre-provision pre-tax net revenue, tangible book value per share, and tangible common equity to tangible common assets, (both of which exclude intangible assets), represent non-GAAP financial measures. Adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average shareholders' equity, and adjusted efficiency ratio items exclude the impact of the sale of assets by Pacific Wealth Management and also represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
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Alaska Economic Update
(Note: sources for information in this section are listed on page 15.)

While the Alaska Department of Labor has not updated statistics since mid 2025 due to the federal government shutdown, they did publish their monthly magazine Alaska Economic Trends in January of 2026. State Labor Economist Karinne Wiebold said, “we forecast the state will add 3,000 jobs this year – just under 1 percent growth – with oil and gas, health care, construction and transportation contributing to that increase.” The main drivers outlined in the forecast were the Pikka and Willow oil fields; high gold prices with the new Manh Choh mine producing its first bar in 2024; increased military spending; and stabilized fisheries and tourism markets.

Alaska’s seasonally adjusted personal income was $59.4 billion in the second quarter of 2025 according to the Federal Bureau of Economic Analysis (“BEA”). Alaska had an annualized improvement of 9.7% in the first quarter and 5% in the second quarter of 2025. This is compared to the national average of 6.4% in the first quarter and 5.5% in the second quarter of 2025. Alaska enjoyed an annual personal income improvement of 5.8% in 2024 compared to the U.S. increase of 5.6%. Per capita personal income in Alaska is now estimated at $80,208 according to the BEA, ranking it 12th highest of the 50 U.S. states.

Alaska’s Gross State Product (“GSP”) in the second quarter of 2025 reached $74.2 billion according to the BEA. Alaska’s inflation adjusted “real” GSP increased 1.5% in 2024, 1.8% annualized in the first quarter of 2025, and 2% in the second quarter of 2025. The average U.S. GDP growth rate was 2.8% for 2024, annualized -0.6% in the first quarter of 2025 and 3.8% in the second quarter of 2025. Alaska’s real GSP improvement in the second quarter of 2025 was led by the Mining, Oil & Gas sector; Transportation & Warehousing; Professional, Scientific & Technical Services; and Manufacturing, but was somewhat offset by decreases in Retail Trade and Government.

Alaska exported $5.9 billion in goods to foreign countries in 2024 according to the U.S. International Trade Administration. China is the largest importer of Alaska’s products at $1.5 billion, followed by Australia at $804 million, Japan at $674 million and South Korea at $634 million in 2024. Fish and related maritime products accounted for the largest volume at $2.1 billion, followed by minerals and ores at $2 billion, and primary metals at $992 million in 2024. Oil & Gas international exports were $380 million because the majority of Alaska’s production is refined and consumed within the United States.

According to the U.S. Bureau of Labor Statistics, the Consumer Price Index (“CPI”) for the U.S. increased 2.7% between December of 2024 and December of 2025. In Alaska, the rate of increase was lower at 1.9% for the same time period. The largest increases since last August came from Motor Fuel (+6.5%), Apparel (+6.5%), Housing (+3.4%), and Food and beverage (+2.9%). Slower increases or declining costs in Recreation (+2%), Education (+0.7%), and Transportation (-5.3%), which helped moderate inflationary pressures in Alaska relative to the U.S in 2025.

The monthly average price of Alaska North Slope (“ANS”) crude oil has ranged between $76.39 a barrel in January of 2025 and $62.70 in December. The Alaska Department of Revenue (“DOR”) calculated ANS crude oil production was 468 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2025. In the Fall 2025 Revenue Forecast published December 19, 2025, the DOR expects production to average 457 thousand bpd in fiscal year 2026 and 518 thousand bpd in fiscal year 2027. Over the next decade it is expected to continue to grow to 621 thousand bpd, or 33% by fiscal year 2036. This is primarily a result of new production coming on-line in and around the NPR-A region west of Prudhoe Bay. A partnership between Santos and Repsol is constructing the new Pikka field and ConocoPhillips is developing the large new Willow field. There are also several smaller new fields in Alaska’s North Slope that are contributing to the State of Alaska’s production growth estimate.

The Alaska Permanent Fund is seeded annually by the oil wealth the State continues to save each year and has grown significantly over 40 years of successful investment. As of November 30, 2025 the fund’s value was $85.75

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
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billion. According to the DOR it is scheduled to contribute $3.8 billion to Alaska’s General Fund in fiscal year 2026 and $4 billion in fiscal year 2027 for general government spending and over $600 million to pay the annual dividend of $1,000 in October to Alaskan residents.

According to the Alaska Multiple Listing Services, the average sales price of a single-family home in Anchorage rose 4.4% in 2025 to $532,301, following an increase of 6.2% in 2024 and 5.2% in 2023. This was the eighth consecutive year of price increases.

The average sales price for single family homes in the Matanuska Susitna Borough rose 6.6% in 2025 to $440,237, after climbing 3.8% in 2024 and 4% in 2023. This continues a trend of average price increases for more than a decade in the region. These two markets represent where the vast majority of the Bank’s residential lending activity occurs.

The Alaska Multiple Listing Services reported a 0.6% decrease in the number of units sold in Anchorage when comparing 2025 to 2024. There were 2,222 homes sold in 2025 and 2,235 sold in 2024. Last year there were 1,764 homes sold in the Matanuska Susitna Borough, compared to 1,632 in 2024, an increase of 8.1%.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the fourth quarter of 2025, Northrim generated a ROAA of 1.50% and a ROAE of 15.16%, compared to 3.32% and 35.66%, respectively, in the third quarter of 2025 and 1.43% and 16.32%, respectively, in the fourth quarter a year ago. For the year 2025, Northrim generated a ROAA of 2.02% and a ROAE of 21.72%, compared to 1.29% and 14.70% for 2024.

Net Interest Income/Net Interest Margin

Net interest income increased slightly to $35.4 million in the fourth quarter of 2025 compared to $35.3 million in the third quarter of 2025 and increased 15% compared to $30.8 million in the fourth quarter of 2024. Interest expense on deposits of $10.1 million in the fourth quarter was unchanged compared to the third quarter of 2025 and decreased from $10.6 million in the fourth quarter of 2024.

NIMTE* was 4.75% in the fourth quarter of 2025 compared to 4.88% in the preceding quarter and 4.47% in the fourth quarter a year ago. The 13 basis points (“bps”) decrease in the NIMTE* in the fourth quarter of 2025 compared to the third quarter of 2025 was primarily due to the 25 bps interest rate cuts in September, October and December of 2025 resulting in lower yields on interest bearing deposits in other banks and portfolio loans, particularly loans indexed to a prime, as well as the impact from the issuance of our subordinated debt in November. NIMTE* increased 28 bps in the fourth quarter of 2025 compared to the fourth quarter a year ago primarily due to a favorable change in the mix of earning-assets towards higher loan balances as a percentage of total earning-assets, higher yields on those assets as variable rate loans reset at higher rates, and a lower cost of funds due to lower rates on deposits. The weighted average interest rate for new loans booked in the fourth quarter of 2025 was 6.78% compared to 7.07% in the third quarter of 2025 and 7.23% in the fourth quarter a year ago. The yield on the investment portfolio increased to 3.18% from 3.09% in the third quarter of 2025 and increased from 2.84% in the fourth quarter of 2024. “We saw a reduction of our net interest margin as a result of the recent Fed interest rate cuts but anticipate it being relatively flat throughout 2026 given the current interest rate environment and forecast,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average of 3.44%

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
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posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of September 30, 2025.

Provision for Credit Losses

Northrim recorded a provision for credit losses of $1.6 million in the fourth quarter of 2025, which includes a $120,000 benefit to the provision for credit losses on purchased receivables, $757,000 provision for credit losses on unfunded commitments, and a provision for credit losses on loans of $990,000. This compares to a provision for credit losses of $1.7 million in the third quarter of 2025, and a provision for credit losses of $1.2 million in the fourth quarter a year ago. The $1.6 million provision for credit losses in the fourth quarter of 2025 is largely attributable to increases in loan and unfunded commitment balances.

Nonperforming loans, net of government guarantees, was unchanged for the quarter at $11.3 million at December 31, 2025, compared to September 30, 2025 and increased from $7.5 million at December 31, 2024.

The allowance for credit losses was 210% of nonperforming loans, net of government guarantees, at the end of the fourth quarter of 2025, compared to 208% three months earlier and 292% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing, mortgage origination and servicing, and wealth management. Other operating income contributed $16.3 million, or 32% of total fourth quarter 2025 revenues, as compared to $31.2 million, or 47% of revenues in the third quarter of 2025, and $13.0 million, or 30% of revenues in the fourth quarter of 2024. The decrease in other operating income in the fourth quarter of 2025 as compared to the preceding quarter is primarily the result of a gain on sale of certain assets by Pacific Wealth Advisors of $14.2 million in the third quarter of 2025. Pacific Wealth Advisors contributed $115,000 to other operating income for the full year of 2024 and $107,000 for the full year of 2025. Additionally, other operating income in the fourth quarter of 2025 as compared to the fourth quarter a year ago increased due to an increase in purchased receivable income due to the Company's acquisition of Sallyport on October 31, 2024. Mortgage banking income decreased due to lower volume of mortgage activity and a decrease in the value of mortgage servicing rights. The changes in mortgage banking are discussed further in the Home Mortgage Lending section below.

Other Operating Expenses

Operating expenses were $33.4 million in the fourth quarter of 2025, compared to $30.3 million in the third quarter of 2025, and $29.4 million in the fourth quarter of 2024. The increase in other operating expenses in the fourth quarter of 2025 compared to the third quarter of 2025 and the fourth quarter a year ago is primarily due to an increase in salaries and other personnel expense due to higher profit share and equity compensation expense. Marketing expense also increased due to timing of charitable contributions, including certain donations that were not incurred in the prior quarter. The fourth quarter of 2025 additionally included higher fraud related operational losses. Approximately $1.6 million of the $3.1 million quarter-over-quarter increase in other operating expenses relates to items that are not consistent with typical quarterly levels and are not indicative of the ongoing operating expense run-rate.
Income Tax Provision

In the fourth quarter of 2025, Northrim recorded $4.2 million in state and federal income tax expense for an effective tax rate of 25.1%, compared to $7.5 million, or 21.7% in the third quarter of 2025 and $2.4 million, or 17.8% in the fourth quarter a year ago. For the year, Northrim recorded $19.9 million in state and federal income tax expense in 2025 for an effective tax rate of 23.6%, compared to $10.0 million, or 21.3% in 2024. The increase in the tax rate in the fourth quarter of 2025 as compared to the third quarter of 2025 and the fourth quarter a year ago is primarily the result of decreased tax benefits related to the Company’s investment in low income housing tax credits.

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
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Community Banking

In the most recent deposit market share data from the FDIC, Northrim’s deposit market share in Alaska increased to 17.53% of Alaska's total deposits as of June 30, 2025 compared to 15.66% of Alaska's total deposits as of June 30, 2024. This represents 187 basis points of growth in market share percentage for Northrim during that period while, according to the FDIC, the total deposits in Alaska were up 130 basis points during the same period. See below for further discussion regarding the Company's deposit movement for the quarter.

Northrim is committed to meeting the needs of the diverse communities in which it operates. As a testament to that support, the Bank has branches in four regions of Alaska identified by the Federal Reserve as 'distressed or underserved non-metropolitan middle-income geographies'.

Net interest income in the Community Banking segment totaled $32.2 million in the fourth quarter of 2025, compared to $32.3 million in the third quarter of 2025 and $27.6 million in the fourth quarter of 2024. Net interest income decreased in the fourth quarter of 2025 as compared to the third quarter of 2025 mostly due to increased interest expense due to the issuance of subordinated debt in November 2025. Net interest income increased in the fourth quarter of 2025 compared to the fourth quarter a year ago mostly due to increased interest income on loans which was only partially offset by the issuance of subordinated debt. The fourth quarter of 2025 also had lower interest expense on deposits as compared to the fourth quarter a year ago.

The provision for credit losses in the Community Banking segment was $1.2 million in the fourth quarter of 2025 compared to $1.6 million in the third quarter of 2025 and $771,000 in the same quarter a year ago. The decrease to the provision for credit losses in the Community Banking segment in the fourth quarter of 2025 as compared to the prior quarter was primarily a result of a decrease in estimated loss rates due to more favorable economic forecasts and trends in qualitative factors. The increase to the provision for credit losses in the fourth quarter of 2025 compared to the same quarter a year ago was primarily a result of increased loan balances as well as an increase in estimated loss rates due to less favorable economic forecasts and trends in qualitative factors compared to a year ago.

The decrease in other operating income in the fourth quarter of 2025 as compared to the third quarter of 2025 and fourth quarter a year ago was primarily the result of a gain on sale of certain assets by Pacific Wealth Advisors of $14.2 million.

Other operating expenses in the Community Banking segment totaled $22.1 million in the fourth quarter of 2025, up $2.1 million or 11% from $20.0 million in the third quarter of 2025, and up $3.0 million or 16% from $19.1 million in the fourth quarter a year ago. The increase in the fourth quarter of 2025 as compared to the prior quarter and fourth quarter a year ago was primarily due to performance-related increases in salaries and other personnel expense, as well as higher marketing expense due to annual charitable contributions. The Bank also celebrated its 35th anniversary and the retirement of charter Bank employee and former Chairman, Joe Schierhorn, in the fourth quarter of 2025.

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
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The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Net interest income	$32,202	$32,309	$29,971	$28,151	$27,643
Provision (benefit) for credit losses	1,226	1,561	1,319	(1,768)	771
Gain on sale by Pacific Wealth Advisors	275	14,211	—	—	—
Other operating income	3,229	2,896	3,268	2,703	2,535
Other operating expense	22,090	19,965	21,764	18,581	19,116
Income before provision for income taxes	12,390	27,890	10,156	14,041	10,291
Provision for income taxes	3,628	5,634	2,413	3,253	1,474
Net income Community Banking segment	$8,762	$22,256	$7,743	$10,788	$8,817
Weighted average shares outstanding, diluted	22,533,320	22,502,680	22,446,232	22,432,408	22,391,556
Diluted earnings per share	$0.39	$0.98	$0.35	$0.48	$0.38

	Year Ended
(Dollars in thousands, except per share data)	December 31, 2025	December 31, 2024
Net interest income	$122,633	$102,104
Provision for credit losses	2,338	2,276
Gain on sale by Pacific Wealth Advisors	14,486	—
Other operating income	12,096	10,960
Other operating expense	82,400	73,085
Income before provision for income taxes	64,477	37,703
Provision for income taxes	14,928	7,359
Net income Community Banking segment	$49,549	$30,344
Weighted average shares outstanding, diluted	22,485,351	22,335,932
Diluted earnings per share	$2.20	$1.36

Home Mortgage Lending

During the fourth quarter of 2025, mortgage loans funded for sale decreased to $199.6 million, of which 80% was for home purchases, compared to $218.2 million and 94% of loans funded for home purchases in the third quarter of 2025, and increased as compared to $162.5 million, of which 89% was for home purchases in the fourth quarter of 2024.

During the fourth quarter of 2025, the Bank purchased Residential Mortgage-originated mortgage loans to hold on the Bank's balance sheet of $31.6 million of which roughly three-quarters were jumbos and one-quarter were adjustable rate mortgages and mortgages for second homes, with a weighted average interest rate of 6.01%, up from $15.8 million and 6.64% in the third quarter of 2025, and up from $23.4 million and 6.30% in the fourth quarter of 2024. Mortgage loans funded for investment has increased net interest income in the Home Mortgage Lending segment. Net interest income contributed $2.9 million to total revenue in the fourth quarter of 2025, up from $2.8 million in the prior quarter, and down from $3.3 million in the fourth quarter a year ago, as a result of selling a portion of the mortgage portfolio earlier in 2025.

The Company reclassified $100 million in consumer mortgages held for investment to held for sale in the first quarter of 2025 and recorded unrealized losses of $1.2 million related to this portfolio in the first quarter of 2025. In the second quarter of 2025, the Company sold $61 million of the $100 million that was reclassified to loans held for sale in the first quarter of 2025 for a total realized loss of $545,000. In the third quarter of 2025, the Company sold $16 million of the $100 million that was reclassified to loans held for sale in the first quarter of 2025 for a total realized loss of $37,000.

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
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The Arizona, Colorado, and Pacific Northwest mortgage expansion markets were responsible for 29% of Residential Mortgage's $231 million total production in the fourth quarter of 2025, 16% of $218 million total production in the third quarter of 2025 (excluding the $16 million in mortgages sold noted above), and 19% of $186 million total production in the fourth quarter of 2024.

The provision for credit losses in the Home Mortgage Lending segment was $688,000 in the fourth quarter of 2025 compared to $158,000 in the third quarter of 2025 and $305,000 in the fourth quarter of 2024. The increase in the provision for credit losses in the fourth quarter of 2025 in the Home Mortgage Lending segment as compared to the prior quarter was primarily a result of higher production in home mortgage loans held for investment.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $859,000 during the fourth quarter of 2025 compared to a decrease of $1.3 million for the third quarter of 2025 and an increase of $873,000 for the fourth quarter of 2024. Mortgage servicing revenue decreased to $2.1 million in the fourth quarter of 2025 from $3.1 million in the prior quarter and $2.8 million in the fourth quarter of 2024 due to a decrease in production of Alaska Housing Finance Corporation (“AHFC”) mortgages, which contribute to servicing revenues at origination. In the fourth quarter of 2025, the Company’s mortgage servicing portfolio increased $28.4 million compared to a $47.2 million increase in the third quarter of 2024 and a $294.1 million increase in the fourth quarter of 2024, which included the purchase of an AHFC servicing portfolio of $235.6 million, $86.3 million in new mortgage loans, net of amortization and payoffs of $27.8 million.

As of December 31, 2025, Northrim serviced 6,601 loans in its $1.63 billion home mortgage servicing portfolio, a 2% increase compared to the $1.60 billion serviced as of the end of the third quarter of 2025, and a 12% increase from the $1.46 billion serviced a year ago.

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Mortgage loan commitments	$45,704	$74,017	$73,198	$68,258	$32,299

Mortgage loans funded for sale	$199,619	$218,234	$249,680	$108,499	$162,530
Mortgage loans funded for investment	31,624	15,815	27,455	13,061	23,380
Total mortgage loans funded	$231,243	$234,049	$277,135	$121,560	$185,910
Mortgage loan refinances to total fundings	20%	6%	10%	11%	11%
Mortgage loans serviced for others	$1,629,528	$1,601,174	$1,553,987	$1,484,714	$1,460,720

Net realized gains on mortgage loans sold	$5,296	$4,810	$5,091	$1,580	$3,747
Change in fair value of mortgage loan commitments, net	(575)	371	(110)	660	(665)
Total production revenue	4,721	5,181	4,981	2,240	3,082
Mortgage servicing revenue	2,113	3,056	2,957	2,696	2,847
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(87)	(638)	(355)	(322)	1,372
Other[2]	(772)	(612)	(463)	(533)	(499)
Total mortgage servicing revenue, net	1,254	1,806	2,139	1,841	3,720
Other mortgage banking revenue	338	286	280	170	238
Total mortgage banking income	$6,313	$7,273	$7,400	$4,251	$7,040

Net interest income	$2,918	$2,812	$3,507	$3,046	$3,280
Provision (benefit) for credit losses	688	158	639	(307)	305
Mortgage banking income	6,313	7,273	7,400	4,251	7,040
Other operating expense	8,325	7,365	7,593	6,490	7,198
Income before provision for income taxes	218	2,562	2,675	1,114	2,817
Provision for income taxes	5	706	746	310	842
Net income Home Mortgage Lending segment	$213	$1,856	$1,929	$804	$1,975

Weighted average shares outstanding, diluted	22,533,320	22,502,680	22,446,232	22,432,408	22,391,556
Diluted earnings per share	$0.01	$0.08	$0.09	$0.04	$0.09
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
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	Year Ended
(Dollars in thousands, except per share data)	December 31, 2025	December 31, 2024
Mortgage loans funded for sale	$776,032	$609,153
Mortgage loans funded for investment	87,955	108,045
Total mortgage loans funded	$863,987	$717,198
Mortgage loan refinances to total fundings	11%	7%

Net realized gains on mortgage loans sold	$16,777	$13,994
Change in fair value of mortgage loan commitments, net	346	172
Total production revenue	17,123	14,166
Mortgage servicing revenue	10,822	9,155
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(1,402)	1,334
Other[2]	(2,380)	(1,535)
Total mortgage servicing revenue, net	7,040	8,954
Other mortgage banking revenue	1,074	882
Total mortgage banking income	$25,237	$24,002

Net interest income	$12,283	$11,228
Provision for credit losses	1,178	892
Mortgage banking income	25,237	24,002
Other operating expense	29,773	27,624
Income before provision for income taxes	6,569	6,714
Provision for income taxes	1,767	1,934
Net income Home Mortgage Lending segment	$4,802	$4,780

Weighted average shares outstanding, diluted	22,485,351	22,335,932
Diluted earnings per share	$0.22	$0.22
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
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Specialty Finance
The Company’s Specialty Finance segment includes Northrim Funding Services and Sallyport. Northrim Funding Services is a division of the Bank and has offered factoring solutions to small businesses since 2004. Sallyport is a leading provider of factoring, asset-based lending and alternative working capital solutions to small and medium sized enterprises in the United States, Canada, and the United Kingdom that the Company acquired on October 31, 2024 in an all cash transaction valued at approximately $53.9 million. The composition of revenues for the Specialty Finance segment are primarily purchased receivable income, but also includes interest income from loans and other fee income.

The acquisition of Sallyport included $1.1 million in one-time deal related costs which are reflected in other operating expenses for the fourth quarter of 2024 in the tables below. Total pre-tax income for Sallyport for the fourth quarter of 2025 was $2.0 million compared to $2.1 million in the third quarter of 2025, $1.3 million in the second quarter of 2025, $1.3 million in the first quarter of 2025, and $945,000 for the two months of operations in the fourth quarter of 2024, excluding transaction costs.

Average purchased receivables and loan balances at Sallyport were $65.5 million for the fourth quarter of 2025 with a yield of 29.8% compared to average balances of $68.4 million for the third quarter of 2025 with a yield of 32.9%, average balances of $71.0 million for the second quarter of 2025 with a yield of 27.23%, and average balances of $59.9 million for the first quarter of 2025 and a yield of 35.8%. The yield in the third quarter of 2025 included the recognition of $879,000 in one-time fees collected during the quarter. The yield excluding these items for the third quarter of 2025 was 27.7%. The yield in the first quarter of 2025 included the recognition of $899,000 in nonaccrual fee income collected during the quarter related to two nonperforming receivables and the collection of a $350,000 one-time fee. The yield excluding these items for the first quarter of 2025 was 27.4%.

Average purchase receivables and loan balances at Northrim Funding Services were $70.0 million for the fourth quarter of 2025 compared to average balances of $59.4 million for the third quarter of 2025 and average balances of $23.5 million for the fourth quarter of 2024.

The following table provides highlights of the Specialty Finance segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total revenue[3]	$7,400	$7,779	$6,754	$6,682	$3,865
Provision for credit losses	(287)	(3)	18	666	125
Compensation expense - SCF acquisition payments	533	600	600	600	—
Other operating expense	2,476	2,370	2,531	2,500	3,063
Interest expense	679	695	668	496	489
Total expense	3,401	3,662	3,817	4,262	3,677
Income before provision for income taxes	3,999	4,117	2,937	2,420	188
Provision for income taxes	533	1,164	831	688	53
Net income Specialty Finance segment	$3,466	$2,953	$2,106	$1,732	$135
Weighted average shares outstanding, diluted	22,533,320	22,502,680	22,446,232	22,432,408	22,391,556
Diluted earnings per share	$0.15	$0.13	$0.09	$0.08	$0.01

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
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	Year Ended
(Dollars in thousands, except per share data)	December 31, 2025	December 31, 2024
Total revenue[3]	$28,615	$8,026
Provision for credit losses	394	125
Compensation expense - SCF acquisition payments	2,333	—
Other operating expense	9,877	4,228
Interest expense	2,538	1,096
Total expense	15,142	5,449
Income before provision for income taxes	13,473	2,577
Provision for income taxes	3,216	730
Net income Specialty Finance segment	$10,257	$1,847
Weighted average shares outstanding, diluted	22,485,351	22,335,932
Diluted earnings per share	$0.45	$0.08

3Includes interest income, purchased receivable income, and other operating income.

Balance Sheet Review

Northrim’s total assets were $3.29 billion at December 31, 2025, up 1% from the preceding quarter and up 8% from a year ago. Northrim’s loan-to-deposit ratio was 82% at December 31, 2025, up from 76% at September 30, 2025, and 79% at December 31, 2024.

At December 31, 2025, our liquid assets and investments and loans maturing within one year were $1.06 billion and our funds available for borrowing under our existing lines of credit were $578.6 million. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $2.99 billion in the fourth quarter of 2025, up 3% from $2.91 billion in the third quarter of 2025 and up 7% from $2.79 billion in the fourth quarter a year ago. The average yield on interest-earning assets was 6.17% in the fourth quarter of 2025, down from 6.33% in the preceding quarter and up from 6.02% in the fourth quarter a year ago.

Average investment securities decreased to $466.5 million in the fourth quarter of 2025, compared to $474.6 million in the third quarter of 2025 and $565.8 million in the fourth quarter a year ago. The average net tax equivalent yield on the securities portfolio was 3.18% for the fourth quarter of 2025, up from 3.09% in the preceding quarter and up from 2.84% in the year ago quarter. The average estimated duration of the investment portfolio at December 31, 2025, was approximately 2.0 years down from approximately 2.4 years a year ago. As of December 31, 2025, $115.8 million of available for sale securities are scheduled to mature in the next six months, $82.3 million are scheduled to mature in six months to one year, and $89.6 million are scheduled to mature in the following year, representing a total of $287.6 million or 10% of earning assets that are scheduled to mature in the next 24 months.

Total unrealized losses, net of tax, on available for sale securities decreased by $1.3 million in the fourth quarter of 2025 as compared to the prior quarter, and decreased by $7.8 million compared to the fourth quarter of 2024, resulting in a total unrealized loss of $480,000 at December 31, 2025 compared to $1.8 million at September 30, 2025 and $8.3 million a year ago. The average maturity of the available for sale securities with the majority of the unrealized loss is 1.5 years at the end of 2025. Total unrealized losses, net of tax, on held to maturity securities were $108,000 at December 31, 2025, compared to $191,000 at September 30, 2025, and $716,000 a year ago.

Average interest bearing deposits in other banks increased to $149.8 million in the fourth quarter from $118.2 million in the third quarter of 2025 due to the issuance of subordinated debt in November 2025. Average

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interest bearing deposits in other banks increased in the fourth quarter of this year compared to $72.2 million in the fourth quarter of 2024 due to higher deposit balances and the issuance of subordinated debt.

Portfolio loans were $2.30 billion at December 31, 2025, up 3% from the preceding quarter and up 8% from a year ago. Portfolio loans, excluding consumer mortgage loans, were $2.05 billion at December 31, 2025, up 2% or $50.1 million from $2.0 billion in the preceding quarter and up 10% from a year ago. This increase was mostly attributable to commercial real estate nonowner-occupied and multi-family loans increasing by $50.0 million and commercial loans increasing $10.4 million, which were only partially offset by construction loans decreasing $9.2 million and commercial real estate owner-occupied loans decreasing $4.9 million from the preceding quarter. Average portfolio loans in the fourth quarter of 2025 were $2.27 billion, which was up 3% from the preceding quarter and up 10% from a year ago. Yields on average portfolio loans in the fourth quarter of 2025 decreased slightly to 6.95% from 7.13% in the third quarter of 2025 and increased from 6.93% in the fourth quarter of 2024. The yield on new portfolio loans, excluding consumer mortgage loans, was 7.04% in the fourth quarter of 2025 as compared to 7.15% in the third quarter of 2025 and 7.40% in the fourth quarter of 2024.

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $2.81 billion at December 31, 2025, down 3% from $2.91 billion at September 30, 2025, and up 5% from $2.68 billion a year ago. “The decrease in deposits in the fourth quarter of 2025 was consistent with our customers' normal business cycles which typically result in decreases in deposit balances in the first and fourth quarters and increases in the second and third quarters,” said Ballard. At December 31, 2025, 74% of total deposits were held in business accounts and 26% of deposit balances were held in consumer accounts. Northrim had approximately 34,000 deposit customers with an average balance of $62,000 as of December 31, 2025. Northrim had 32 customers with balances over $10 million as of December 31, 2025, which accounted for $707.8 million, or 25%, of total deposits. Demand deposits decreased by 17% from the prior quarter and increased 2% year-over-year to $721.9 million at December 31, 2025. Demand deposits decreased to 26% of total deposits at December 31, 2025 compared to 30% at September 30, 2025 and 27% of total deposits at December 31, 2024. Average interest-bearing deposits were up 4% to $2.10 billion with an average cost of 1.91% in the fourth quarter of 2025, compared to $2.01 billion and an average cost of 2% in the third quarter of 2025, and up 7% compared to $1.95 billion and an average cost of 2.15% in the fourth quarter of 2024. Uninsured deposits totaled $1.07 billion or 38% of total deposits as of December 31, 2025 compared to $1.08 billion or 40% of total deposits as of December 31, 2024.

Shareholders’ equity was $326.5 million, or $14.77 book value per share, at December 31, 2025, compared to $315.7 million, or $14.29 book value per share, at September 30, 2025 and $267.1 million, or $12.10 book value per share, a year ago. Tangible book value per share* was $12.47 at December 31, 2025, compared to $11.99 at September 30, 2025, and $9.79 per share a year ago. The increase in shareholders’ equity in the fourth quarter of 2025 as compared to the third quarter of 2025 was largely the result of earnings of $12.4 million and an increase in the fair value of the available for sale securities portfolio, which increased $1.3 million, net of tax, which was partially offset by dividends paid of $3.5 million . The Company did not repurchase any shares of common stock in 2025. Tangible common equity to tangible assets* was 8.51% as of December 31, 2025, compared to 8.12% as of September 30, 2025 and 7.23% as of December 31, 2024. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 10.67% at December 31, 2025, compared to 10.63% at September 30, 2025, and 9.76% at December 31, 2024.

Asset Quality

Northrim believes it has a consistent lending approach throughout the economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

Nonperforming assets (“NPAs”) net of government guarantees were $11.4 million at December 31, 2025, down from $13.6 million at September 30, 2025 and $11.6 million a year ago. Of the NPAs at December 31, 2025, $8.4 million are attributable to the Community Banking segment and $2.5 million are attributable to the Specialty Finance segment.

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
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Net adversely classified loans were $33.5 million at December 31, 2025, as compared to $38.6 million at September 30, 2025, and $9.6 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan charge-offs were $495,000 in the fourth quarter of 2025, compared to net loan charge-offs of $1.2 million in the third quarter of 2025, and net loan recoveries of $51,000 in the fourth quarter of 2024.

Northrim had $145.5 million, or 6% of total portfolio loans, in the Healthcare sector; $137.2 million, or 6% in the Accommodations sector; $117.6 million, or 5% of portfolio loans, in the Tourism sector; $97.9 million, or 4% in Retail loans; $89.2 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector; $64.6 million, or 3% in the Restaurants and Breweries sector; and $57.6 million, or 2% in the Fishing sector as of December 31, 2025.

Northrim estimates that $123.4 million, or approximately 5% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of December 31, 2025, and $1.4 million of these loans are adversely classified. As of December 31, 2025, Northrim has an additional $212.1 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim is the holding company of Northrim Bank, an Alaska-based community bank with 20 branches throughout the State of Alaska (the “Bank”). The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Northrim Funding Services, a division of the Bank, operates a factoring and asset-based lending division in the State of Washington. Sallyport Commercial Finance, LLC, a specialty finance company, and Residential Mortgage, LLC, a regional home mortgage company, are wholly-owned subsidiaries of the Bank.

www.northrim.com

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: descriptions of Northrim’s financial condition, results of operations, asset based lending volumes, asset and credit quality trends and profitability; the ability of Northrim to execute its business plans; potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government initiatives on the regulatory landscape, natural resource extraction industries, and capital markets; the effect of government shutdowns; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators; inflation, supply-chain constraints, and potential geopolitical instability, including the war in Ukraine; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our provision for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft; disease outbreaks; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

https://tax.alaska.gov/programs/programs/reports/RSB.aspx?Year=2025&Type=Fall

https://www.bls.gov/regions/west/news-release/consumerpriceindex_anchorage.htm

https://www.akleg.gov/basis/Bill/Text/34?Hsid=HJR011C

https://www.trade.gov/data-visualization/tradestats-express-trade-partner-state

https://apfc.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Interest Income:
Interest and fees on loans	$41,015	$41,142	$37,059	$160,146	$134,739
Interest on investments	3,538	3,512	3,844	14,489	16,838
Interest on deposits in banks	1,488	1,324	883	3,743	2,342
Total interest income	46,041	45,978	41,786	178,378	153,919
Interest Expense:
Interest expense on deposits	10,078	10,139	10,568	40,456	39,347
Interest expense on borrowings	588	493	377	2,313	1,389
Total interest expense	10,666	10,632	10,945	42,769	40,736
Net interest income	35,375	35,346	30,841	135,609	113,183

Provision for credit losses	1,627	1,716	1,201	3,910	3,293
Net interest income after provision for
credit losses	33,748	33,630	29,640	131,699	109,890

Other Operating Income:
Mortgage banking income	6,313	7,273	7,040	25,237	24,002
Purchased receivable income	6,490	7,269	3,526	25,806	7,146
Bankcard fees	1,219	1,229	1,148	4,675	4,366
Service charges on deposit accounts	787	796	622	2,986	2,348
Gain on sale by Pacific Wealth Advisors	275	14,211	—	14,486	—
Unrealized gain (loss) on marketable equity securities	61	80	(364)	169	465
Gain on sale of securities	1	—	112	1	112
Other income	1,137	381	949	3,843	3,602
Total other operating income	16,283	31,239	13,033	77,203	42,041

Other Operating Expense:
Salaries and other personnel expense	20,828	19,432	18,254	78,337	67,847
Data processing expense	3,415	3,240	3,108	13,125	10,986
Occupancy expense	1,908	1,921	1,893	7,822	7,609
Marketing expense	1,506	508	965	3,728	3,028
Professional and outside services	1,342	1,112	1,967	4,681	4,351
Insurance expense	637	802	894	3,212	2,961
Compensation expense - SCF acquisition payments	533	600	—	2,333	—
OREO expense, net rental income and gains on sale	—	(16)	2	(11)	(385)
Other operating expense	3,255	2,701	2,294	11,156	8,540
Total other operating expense	33,424	30,300	29,377	124,383	104,937

Income before provision for income taxes	16,607	34,569	13,296	84,519	46,994
Provision for income taxes	4,166	7,504	2,369	19,911	10,023
Net income	$12,441	$27,065	$10,927	$64,608	$36,971

Basic EPS	$0.56	$1.23	$0.50	$2.92	$1.68
Diluted EPS	$0.55	$1.20	$0.49	$2.87	$1.66
Weighted average common shares outstanding, basic	22,097,658	22,090,668	22,036,312	22,088,891	22,011,188
Weighted average shares outstanding, diluted	22,533,320	22,502,680	22,391,556	22,485,351	22,335,932

Pre-provision pre-tax net revenue (“PPNR”)*	$18,234	$36,285	$14,497	$88,429	$50,287

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Balance Sheet
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	December 31,
	2025	2025	2024

Assets:
Cash and due from banks	$36,042	$41,279	$42,101
Interest bearing deposits in other banks	109,864	171,413	20,635
Investment securities available for sale, at fair value	420,661	419,178	478,617
Investment securities held to maturity	26,750	36,750	36,750
Marketable equity securities, at fair value	8,392	8,332	8,719
Investment in Federal Home Loan Bank stock	6,764	6,437	5,331
Loans held for sale	100,323	111,317	59,957
Portfolio loans	2,295,499	2,218,970	2,129,263
Allowance for credit losses, loans	(23,737)	(23,357)	(22,020)
Net portfolio loans	2,271,762	2,195,613	2,107,243
Purchased receivables, net	101,642	108,053	74,078
Mortgage servicing rights, at fair value	27,474	27,796	26,439
Premises and equipment, net	39,692	38,346	37,757
Operating lease right-of-use assets	5,911	6,523	7,455
Goodwill and intangible assets	50,824	50,824	50,968
Other assets	84,172	90,471	85,819
Total assets	$3,290,273	$3,312,332	$3,041,869

Liabilities:
Demand deposits	$721,925	$872,086	$706,225
Interest-bearing demand	1,242,546	1,191,867	1,108,404
Savings deposits	250,006	239,738	250,900
Money market deposits	195,793	202,491	196,290
Time deposits	402,759	400,281	418,370
Total deposits	2,813,029	2,906,463	2,680,189
Other borrowings	12,805	12,916	23,045
Junior subordinated debentures	68,924	10,310	10,310
Operating lease liabilities	5,941	6,559	7,487
Other liabilities	63,030	60,421	53,722
Total liabilities	2,963,729	2,996,669	2,774,753

Shareholders’ Equity:
Total shareholders’ equity	326,544	315,663	267,116
Total liabilities and shareholders’ equity	$3,290,273	$3,312,332	$3,041,869

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	December 31, 2025		September 30, 2025		June 30, 2025		March 31, 2025		December 31, 2024
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$569,128	25%	$558,736	25%	$569,753	27%	$573,593	27%	$518,148	24%
Commercial real estate:
Owner occupied properties	435,050	19%	439,971	20%	447,561	20%	430,442	20%	420,060	20%
Nonowner occupied and
multifamily properties	767,618	32%	717,576	32%	696,766	31%	690,277	32%	619,431	29%
Residential real estate:
1-4 family properties
secured by first liens	243,167	11%	216,690	10%	206,905	9%	188,219	9%	270,535	13%
1-4 family properties
secured by junior liens &
revolving secured by first liens	66,470	3%	65,698	3%	60,118	3%	53,836	3%	48,857	2%
1-4 family construction	39,311	2%	37,429	2%	36,005	2%	34,017	2%	39,789	2%
Construction loans	175,261	8%	184,447	8%	187,442	8%	156,211	7%	214,068	10%
Consumer loans	9,658	—%	8,236	—%	7,570	—%	7,424	—%	7,562	—%
Subtotal	2,305,663		2,228,783		2,212,120		2,134,019		2,138,450
Unearned loan fees, net	(10,164)		(9,813)		(10,005)		(9,689)		(9,187)
Total portfolio loans	$2,295,499		$2,218,970		$2,202,115		$2,124,330		$2,129,263

Composition of Deposits
	December 31, 2025		September 30, 2025		June 30, 2025		March 31, 2025		December 31, 2024
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$721,925	26%	$872,086	30%	$777,948	28%	$742,560	27%	$706,225	27%
Interest-bearing demand	1,242,546	44%	1,191,867	41%	1,196,048	42%	1,187,465	43%	1,108,404	41%
Savings deposits	250,006	9%	239,738	8%	248,141	9%	256,650	9%	250,900	9%
Money market deposits	195,793	7%	202,491	7%	196,166	7%	193,842	7%	196,290	7%
Time deposits	402,759	14%	400,281	14%	390,867	14%	397,460	14%	418,370	16%
Total deposits	$2,813,029		$2,906,463		$2,809,170		$2,777,977		$2,680,189

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
19 of 29

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	December 31,	September 30,	December 31,
	2025	2025	2024
Nonaccrual loans - Community Banking	$9,066	$4,091	$4,337
Nonaccrual loans - Home Mortgage Lending	514	197	233
Nonaccrual loans - Specialty Finance	2,388	5,465	2,946
Nonaccrual loans - Total	11,968	9,753	7,516
Loans 90 days past due and accruing - Community Banking	—	1,375	17
Loans 90 days past due and accruing - Home Mortgage Lending	—	313	—
Loans 90 days past due and accruing - Total	—	1,688	17
Total nonperforming loans - Community Banking	9,066	5,466	4,354
Total nonperforming loans - Home Mortgage Lending	514	510	233
Total nonperforming loans - Specialty Finance	2,388	5,465	2,946
Total nonperforming loans - Total	11,968	11,441	7,533
Nonperforming loans guaranteed by gov't - Community Banking	639	189	—
Nonperforming loans guaranteed by gov't - Total	639	189	—
Net nonperforming loans - Community Banking	8,427	5,277	4,354
Net nonperforming loans - Home Mortgage Lending	514	510	233
Net nonperforming loans - Specialty Finance	2,388	5,465	2,946
Net nonperforming loans - Total	11,329	11,252	7,533

Repossessed assets - Community Banking	—	50	297
Repossessed assets - Total	—	50	297

Nonperforming purchased receivables - Specialty Finance	67	2,253	3,768

Net nonperforming assets - Community Banking	8,427	5,327	4,651
Net nonperforming assets - Home Mortgage Lending	514	510	233
Net nonperforming assets - Specialty Finance	2,455	7,718	6,714
Net nonperforming assets - Total	$11,396	$13,555	$11,598

Adversely classified loans, net of gov't guarantees - Community Banking	$29,447	$32,447	$6,332
Adversely classified loans, net of gov't guarantees - Home Mortgage Lending	687	687	358
Adversely classified loans, net of gov't guarantees - Specialty Finance	3,364	5,465	2,946
Adversely classified loans, net of gov't guarantees - Total	$33,498	$38,599	$9,636

Special mention loans, net of gov't guarantees - Community Banking	$10,481	$4,555	$19,769
Special mention loans, net of gov't guarantees - Home Mortgage Lending	—	321	—
Special mention loans, net of gov't guarantees - Total	$10,481	$4,876	$19,769

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
20 of 29

Asset Quality, Continued	December 31,	September 30,	December 31,
	2025	2025	2024
Nonperforming loans, net of government guarantees / portfolio loans	0.49%	0.51%	0.35%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.53%	0.54%	0.38%
Nonperforming assets, net of government guarantees / total assets	0.35%	0.41%	0.38%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.36%	0.43%	0.40%

Loans 30-89 days past due and accruing, net of government guarantees /		%
portfolio loans	0.07%	0.03%	0.11%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.08%	0.03%	0.11%

Allowance for credit losses for loans / portfolio loans	1.03%	1.05%	1.03%
Allowance for credit losses for loans / portfolio loans, net of gov't guarantees	1.10%	1.12%	1.10%
Allowance for credit losses for loans / nonperforming loans, net of
government guarantees	210%	208%	292%

Gross loan charge-offs for the quarter - Community Banking	$214	$1,334	$44
Gross loan charge-offs for the quarter - Specialty Finance	317	—	105
Gross loan charge-offs for the quarter - Total	531	1,334	149

Gross loan recoveries for the quarter - Community Banking	(36)	(37)	(200)
Gross loan recoveries for the quarter - Specialty Finance	—	(105)	—
Gross loan recoveries for the quarter - Total	($36)	($142)	($200)

Net loan (recoveries) charge-offs for the quarter - Community Banking	$178	$1,297	($156)
Net loan (recoveries) charge-offs for the quarter - Specialty Finance	317	(105)	105
Net loan (recoveries) charge-offs for the quarter - Total	$495	$1,192	($51)

Net loan charge-offs (recoveries) year-to-date - Community Banking	$1,429	$1,252	($320)
Net loan charge-offs (recoveries) year-to-date - Specialty Finance	364	47	105
Net loan charge-offs (recoveries) year-to-date - Total	$1,793	$1,299	($215)

Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.02%	0.05%	—%

Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	0.08%	0.08%	(0.01)%

Allowance for credit losses for purchased receivables / purchased receivables	—%	1.75%	4.69%

Net purchased receivable (recoveries) charge-offs for the quarter	$1,911	($19)	$—

Net purchased receivable charge-offs (recoveries) year-to-date	$2,173	$262	$—

Net purchased receivable (recoveries) charge-offs for the quarter /
average purchased receivables, for the quarter	1.76%	(0.02)%	NA

Net purchased receivable charge-offs (recoveries) year-to-date / average
purchased receivables, year-to-date annualized	2.15%	0.35%	NA

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
21 of 29

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	December 31, 2025		September 30, 2025		December 31, 2024
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$149,812	3.89%	$118,181	4.38%	$72,212	4.72%
Portfolio investments	466,548	3.18%	474,587	3.09%	565,785	2.84%
Loans held for sale	101,132	5.91%	108,113	6.20%	83,304	5.97%
Portfolio loans	2,268,177	6.95%	2,205,949	7.13%	2,066,216	6.93%
Total interest-earning assets	2,985,669	6.17%	2,906,830	6.33%	2,787,517	6.02%
Nonearning assets	315,422		322,825		251,364
Total assets	$3,301,091		$3,229,655		$3,038,881

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$2,095,675	1.91%	$2,013,434	2.00%	$1,954,495	2.15%
Borrowings	46,238	5.01%	51,568	3.81%	29,251	3.95%
Total interest-bearing liabilities	2,141,913	1.97%	2,065,002	2.04%	1,983,746	2.18%

Noninterest-bearing demand deposits	763,037		796,860		738,911
Other liabilities	70,602		66,711		49,815
Shareholders’ equity	325,539		301,082		266,409
Total liabilities and shareholders’ equity	$3,301,091		$3,229,655		$3,038,881
Net spread		4.20%		4.29%		3.84%
NIM		4.70%		4.83%		4.41%
NIMTE*		4.75%		4.88%		4.47%
Cost of funds		1.46%		1.47%		1.59%
Average portfolio loans to average
interest-earning assets	75.97%		75.89%		74.12%
Average portfolio loans to average total deposits	79.34%		78.50%		76.71%
Average non-interest deposits to average
total deposits	26.69%		28.36%		27.43%
Average interest-earning assets to average
interest-bearing liabilities	139.39%		140.77%		140.52%

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
22 of 29

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	December 31, 2025		December 31, 2024
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$83,697	4.41%	$44,913	5.09%
Portfolio investments	494,988	3.07%	623,756	2.82%
Loans held for sale	107,438	6.21%	68,790	6.08%
Portfolio loans	2,205,270	6.99%	1,910,156	6.87%
Total interest-earning assets	2,891,393	6.22%	2,647,615	5.86%
Nonearning assets	309,540		213,397
Total assets	$3,200,933		$2,861,012

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$2,035,396	1.99%	$1,802,286	2.18%
Borrowings	55,338	4.15%	33,799	3.81%
Total interest-bearing liabilities	2,090,734	2.04%	1,836,085	2.21%

Noninterest-bearing demand deposits	748,947		718,163
Other liabilities	63,773		55,265
Shareholders’ equity	297,479		251,499
Total liabilities and shareholders’ equity	$3,200,933		$2,861,012
Net spread		4.18%		3.65%
NIM		4.69%		4.28%
NIMTE*		4.74%		4.33%
Cost of funds		1.51%		1.59%
Average portfolio loans to average interest-earning assets	76.27%		72.15%
Average portfolio loans to average total deposits	79.20%		75.79%
Average non-interest deposits to average total deposits	26.90%		28.49%
Average interest-earning assets to average interest-bearing liabilities	138.30%		144.20%

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
23 of 29

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	December 31, 2025	September 30, 2025	December 31, 2024
Book value per share	$14.77	$14.29	$12.10
Tangible book value per share*	$12.47	$11.99	$9.79
Total shareholders’ equity/Total assets	9.92%	9.53%	8.78%
Tangible common equity/Tangible assets*	8.51%	8.12%	7.23%
Common Equity Tier 1 Capital / Risk Adjusted Assets	10.31%	10.26%	9.36%
Tier 1 capital / Risk adjusted assets	10.67%	10.63%	9.76%
Total capital / Risk adjusted assets	13.86%	11.56%	10.94%
Tier 1 capital / Average assets	8.77%	8.66%	7.68%
Common shares outstanding	22,111,637	22,090,668	22,072,840
Unrealized gain on AFS debt securities, net of income taxes	($480)	($1,779)	($8,295)
Unrealized (loss) on derivatives and hedging activities, net of income taxes	$1,028	$983	$1,272

Profitability Ratios
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
For the quarter:
NIM	4.70%	4.83%	4.66%	4.55%	4.41%
NIMTE*	4.75%	4.88%	4.72%	4.61%	4.47%
Efficiency ratio	64.70%	45.51%	64.68%	63.54%	66.96%
Adjusted efficiency ratio*	65.05%	57.85%	64.68%	63.54%	66.96%
Return on average assets	1.50%	3.32%	1.48%	1.76%	1.43%
Adjusted return on average assets*	1.47%	1.99%	1.48%	1.76%	1.43%
Return on average shareholders' equity	15.16%	35.66%	16.37%	19.70%	16.32%
Adjusted return on average shareholders' equity*	14.91%	21.34%	16.37%	19.70%	16.32%

	December 31, 2025	December 31, 2024
Year-to-date:
NIM	4.69%	4.28%
NIMTE*	4.74%	4.33%
Efficiency ratio	58.45%	67.60%
Adjusted efficiency ratio*	62.72%	67.60%
Return on average assets	2.02%	1.29%
Adjusted return on average assets*	1.67%	1.29%
Return on average shareholders' equity	21.72%	14.70%
Adjusted return on average shareholders' equity*	17.99%	14.70%

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
24 of 29

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by shareholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2025 and 2024. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin for the periods indicated.

	Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Net interest income	$35,375	$35,346	$33,592	$31,297	$30,841
Divided by average interest-bearing assets	2,985,669	2,906,830	2,889,289	2,781,370	2,787,517
Net interest margin ("NIM")[2]	4.70%	4.83%	4.66%	4.55%	4.41%

Net interest income	$35,375	$35,346	$33,592	$31,297	$30,841
Plus: reduction in tax expense related to
tax-exempt interest income	386	373	409	379	379
	$35,761	$35,719	$34,001	$31,676	$31,220
Divided by average interest-bearing assets	2,985,669	2,906,830	2,889,289	2,781,370	2,787,517
NIMTE[2]	4.75%	4.88%	4.72%	4.61%	4.47%

	Year-to-date
	December 31, 2025	December 31, 2024
Net interest income	$135,609	$113,183
Divided by average interest-bearing assets	2,891,393	2,647,615
Net interest margin ("NIM")[3]	4.69%	4.28%

Net interest income	$135,609	$113,183
Plus: reduction in tax expense related to
tax-exempt interest income	1,547	1,521
	$137,156	$114,704
Divided by average interest-bearing assets	2,891,393	2,647,615
NIMTE	4.74%	4.33%

2Calculated using actual days in the quarter divided by 365 for the quarters ended in 2025 and 366 for the quarters ended in 2024, respectively.

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
25 of 29

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by common shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share for the periods indicated.

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Total shareholders’ equity	$326,544	$315,663	$290,219	$279,756	$267,116
Divided by common shares outstanding	22,112	22,091	22,088	22,084	22,072
Book value per share	$14.77	$14.29	$13.14	$12.67	$12.10

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Total shareholders’ equity	$326,544	$315,663	$290,219	$279,756	$267,116
Less: goodwill and intangible assets	50,824	50,824	50,824	50,824	50,968
	$275,720	$264,839	$239,395	$228,932	$216,148
Divided by common shares outstanding	22,112	22,091	22,088	22,084	22,072
Tangible book value per share	$12.47	$11.99	$10.84	$10.37	$9.79

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets for the periods indicated.

Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Total shareholders’ equity	$326,544	$315,663	$290,219	$279,756	$267,116
Total assets	3,290,273	3,312,332	3,243,760	3,140,960	3,041,869
Total shareholders’ equity to total assets	9.92%	9.53%	8.95%	8.91%	8.78%

Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total shareholders’ equity	$326,454	$315,663	$290,219	$279,756	$267,116
Less: goodwill and other intangible assets, net	50,824	50,824	50,824	50,824	50,968
Tangible common shareholders’ equity	$275,630	$264,839	$239,395	$228,932	$216,148

Total assets	$3,290,273	$3,312,332	$3,243,760	$3,140,960	$3,041,869
Less: goodwill and other intangible assets, net	50,824	50,824	50,824	50,824	50,968
Tangible assets	$3,239,449	$3,261,508	$3,192,936	$3,090,136	$2,990,901
Tangible common equity ratio	8.51%	8.12%	7.50%	7.41%	7.23%

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
26 of 29

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Pre-provision pre-tax net revenue

Pre-provision pre-tax net revenue is a non-GAAP measure that represents income before provision for income taxes excluding the provision for credit losses. The most comparable GAAP measure is income before provision for income taxes and the following tables set forth the reconciliation of pre-provision pre-tax net revenue to income before provision for income taxes for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Net interest income	$35,375	$35,346	$33,592	$31,297	$30,841
Provision for credit losses	1,627	1,716	1,976	(1,409)	1,201
Total other operating income	16,283	31,239	16,640	13,040	13,033
Less: total other operating expense	33,424	30,300	32,488	28,171	29,377
Income before provision for income taxes	$16,607	$34,569	$15,768	$17,575	$13,296

	Three Months Ended
Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Net interest income	$35,375	$35,346	$33,592	$31,297	$30,841
Total other operating income	16,283	31,239	16,640	13,040	13,033
Less: total other operating expense	33,424	30,300	32,488	28,171	29,377
Pre-provision pre-tax net revenue	$18,234	$36,285	$17,744	$16,166	$14,497

	Year-to-date
Northrim BanCorp, Inc.	December 31, 2025	December 31, 2024

Net interest income	$135,609	$113,183
Provision for credit losses	3,910	3,293
Total other operating income	77,203	42,041
Less: total other operating expense	124,383	104,937
Income before provision for income taxes	$84,519	$46,994

	Year-to-date
Northrim BanCorp, Inc.	December 31, 2025	December 31, 2024

Net interest income	$135,609	$113,183
Total other operating income	77,203	42,041
Less: total other operating expense	124,383	104,937
Pre-provision pre-tax net revenue	$88,429	$50,287

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
27 of 29

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Adjusted net income

Adjusted net income is a non-GAAP measure that represents net income excluding the gain on sale of certain assets by Pacific Wealth Advisors. The most comparable GAAP measure is net income and the following tables set forth the reconciliation of net income to adjusted net income for the period indicated.

	Three Months Ended	Three Months Ended	Year-to-date
Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025	December 31, 2025

Net income	$12,441	$27,065	$64,608

Net income	$12,441	$27,065	$64,608
Less: gain on sale by Pacific Wealth Advisors, net of tax	210	10,870	11,080
Adjusted net income	$12,231	$16,195	$53,528

Adjusted diluted earnings per share

Adjusted diluted earnings per share is a non-GAAP measure that represents diluted earnings per share excluding the gain on sale of certain assets by Pacific Wealth Advisors. The most comparable GAAP measure is diluted earnings per share and the following tables set forth the reconciliation of diluted earnings per share to adjusted diluted earnings per share for the period indicated.

	Three Months Ended	Three Months Ended	Year-to-date
Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025	September 30, 2025

Net income	$12,441	$27,065	$64,608
Divided by weighted average shares outstanding, diluted	22,533,320	22,502,680	22,485,351
Diluted earnings per share	$0.55	$1.20	$2.87

Net income	$12,441	$27,065	$64,608
Less: gain on sale by Pacific Wealth Advisors, net of tax	210	10,870	11,080
Adjusted net income	$12,231	$16,195	$53,528
Divided by weighted average shares outstanding, diluted	22,533,320	22,502,680	22,485,351
Diluted earnings per share	$0.54	$0.72	$2.38

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
28 of 29

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Adjusted return on average assets

Adjusted return on average assets is a non-GAAP measure that represents the return on average assets excluding the gain on sale of certain assets by Pacific Wealth Advisors, net of tax expense. The most comparable GAAP measure is return on average assets and the following tables set forth the reconciliation of return on average assets to adjusted return on average assets for the period indicated.

	Three Months Ended	Three Months Ended	Year-to-date
Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025	December 31, 2025

Net income	$12,441	$27,065	$64,608
Divided by average assets	3,301,091	3,229,655	3,200,933
Return on average assets[4]	1.50%	3.32%	2.02%

Net income	$12,441	$27,065	$64,608
Less: gain on sale by Pacific Wealth Advisors, net of tax	210	10,870	11,080
Adjusted net income	$12,231	$16,195	$53,528
Divided by average assets	3,301,091	3,229,655	3,200,933
Adjusted return on average assets[4]	1.47%	1.99%	1.67%

Adjusted return on average shareholders’ equity

Adjusted return on average shareholders’ equity is a non-GAAP measure that represents the return on average shareholders’ equity excluding the gain on sale of certain assets by Pacific Wealth Advisors, net of tax expense. The most comparable GAAP measure is return on average shareholders' equity and the following tables set forth the reconciliation of return on average shareholders’ equity to adjusted return on average shareholders' equity for the period indicated.

	Three Months Ended	Three Months Ended	Year-to-date
Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025	December 31, 2025

Net income	$12,441	$27,065	$64,608
Divided by average shareholders' equity	325,539	301,082	297,479
Return on average shareholders' equity[4]	15.16%	35.66%	21.72%

Net income	$12,441	$27,065	$64,608
Less: gain on sale by Pacific Wealth Advisors, net of tax	210	10,870	11,080
Adjusted net income	$12,231	$16,195	$53,528
Divided by average shareholders' equity	325,539	301,082	297,479
Adjusted return on average shareholders' equity[4]	14.91%	21.34%	17.99%

4Calculated using actual days in the quarter or year-to-date divided by 365.

Northrim BanCorp Earns $12.4 Million, or $0.55 per Diluted Share in 4Q25
January 23, 2026
29 of 29

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Adjusted efficiency ratio

Adjusted efficiency ratio is a non-GAAP measure that represents other operating expense to income excluding the gain on sale of certain assets by Pacific Wealth Advisors. The most comparable GAAP measure is the efficiency ratio and the following tables set forth the reconciliation of the efficiency ratio to adjusted efficiency ratio for the period indicated.

	Three Months Ended	Three Months Ended	Year-to-date
Northrim BanCorp, Inc.	December 31, 2025	September 30, 2025	December 31, 2025

Other operating expense	$33,424	$30,300	$124,383

Net interest income	$35,375	$35,346	$135,609
Other operating income	16,283	31,239	77,203
Total income	$51,658	$66,585	$212,812
Other operating expense divided by total income	64.70%	45.51%	58.45%

Other operating expense	$33,424	$30,300	$124,383

Net interest income	$35,375	$35,346	$135,609
Other operating income	16,283	31,239	77,203
Less: gain on sale by Pacific Wealth Advisors	275	14,211	14,486
Adjusted total income	$51,383	$52,374	$198,326
Other operating expense divided by adjusted total income	65.05%	57.85%	62.72%

Note Transmitted on GlobeNewswire on January 23, 2026, at 5:00 am Alaska Standard Time.